Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

February 10, 2025

VIA ELECTRONIC MAIL

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Aspira Women’s Health Inc. (the “Company”) in connection with its registration statement on Form S-1 (the “Registration, Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of (a) $23,000,000 of units (the “Units”) with each Unit consisting of (i) one share (the “Share”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and (ii) one warrant (the “Common Warrant”) to purchase one share of Common Stock (the “Common Warrant Share”); (b) to each purchaser whose purchase of Units in such offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of such offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (the “Pre-Funded Units”) with each Pre-Funded Unit consisting of (i) one warrant (the “Pre-Funded Warrant”) to purchase one share (the “Pre-Funded Warrant Share” and together with the Units, the Pre-Funded Units, the Shares, the Common Warrants, the Pre-Funded Warrants and the Common Warrant Shares, the “Securities”) of the Company’s Common Stock and (ii) one Common Warrant, in lieu of shares of the Units and (c) warrants to be issued by the Company to the representative of the underwriter of the Company named in the Registration Statement to purchase up to 2.5% of the number of shares of Units and Pre-Funded Units sold in the offering (the “Representative’s Warrants” and together with the Common Warrants and Pre-Funded Warrants, the “Warrants”) upon the closing of the public offering pursuant to which the Registration Statement relate. The Securities will be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and ThinkEquity LLC as the representative of the several underwriters to be named therein. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement and the related prospectus, as amended, included therein;
●	the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof;
●	the Amended and Restated Bylaws of the Company in effect on the date hereof;
●	the form of Underwriting Agreement;
●	the form of Pre-Funded Warrant;
●	the form of the Representative’s Warrant;
●	the form of Warrant Agency Agreement;
●	the resolutions of the Board of Directors of the Company authorizing/ratifying the issuance and sale of the Securities, the Representative’s Warrants and the shares of Common Stock issuable upon exercise thereof, the preparation and filing of the Registration Statement, and other actions with regard thereto; and
●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	Following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Units pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Units specified in the resolutions, the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (“DGCL”) and the laws of the State of New York and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.	The shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and the laws of the State of New York and, when the Warrant Shares are delivered to and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid and non-assessable.

We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the DGCL and the laws of the State of New York. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP